Agreement on Intellectual Property and Property Rights

between

biozoom Services GmbH ("biozoom") i. L.. -

and

Vodafone Ventures Limited ("Vodafone Ventures")

and

Opsolution Spectroscopic Systems GmbH ("OpS")

and

MBR Messtechnik GmbH ("MBR")

and

Opsolution GmbH ("Op")

(collectively "the Parties")

As far as and to the amount that this IPR Agreement contains provisions which touch upon rights or obligations of only some of the Parties, this will be explicitly set out in the respective provision of this Agreement:

Recitals

This Agreement on Property Rights and Intellectual Property Rights ("the Agreement" or "the IPR Agreement") shall be concluded in compliance with a certain Liquidation Agreement between the
Parties dated November 07,2006 (the "Liquidation Agreement"), notwithstanding any stated intent or deadlines in such Liquidation Agreement. Article 6, paragraph 2 of the Liquidation Agreement provides that "a separate agreement covering the intellectual property rights" shall be signed by the Parties. Such agreement shall cover "theexisting provisions, including management. exploitation and usage rights and obligations which are contained in any of the contracts listed in Schedule 2 [of the Liquidation Agreement] that relateto intellectual property rights, including, but not limited to the patents in Schedule 3 [of the Liquidation Agreement]".

The Parties have agreed that both Vodafone Ventures and OpS shall assume biozoom' s interests and associated rights in all patent applications and (after registration) the patents (as defined in Article 2 Section 1 of this Agreement). biozoom's rights in these patent applications and (after registration) patents and all associated rights shall be transferred to Vodafone Ventures and to OpS.

The patent applications and (after registration) patents listed in SCHEDULE A to this Agreement have been mistakenly filed in the name of Op instead of OpS. OpS has proven to the other Parties on or before Effective Date (as defined in Article 1 Section 4 of this Agreement) that Op and OpS have taken all steps required to rectify this error, which means they have prepared all necessary documents for the re-registration of OpS instead of Op. Consequently, when referring to OpS in Article 2 of this Agreement, the Parties are aware that, legally, Op is, on Effective Date, holder of the patent applications and (after registration) patents listed in SCHEDULE A to this Agreement, but that after the re-registration agreed between Op and OpS, OpS will be the rightful holder of the patent applications and (after registration) patents listed in SCHEDULE A to this Agreement.

Furthermore MBR has transferred their rights concerning the patent application listed under SCHEDULE A b) German patent application number 102005063263.7 (biozoom reference number PDEMB-05) and under SCHEDULE A c) German patent application number 10 2006 011 063.3 (biozoom reference number PDEMB-06) to OpS. The parties agree that each is solely responsible for recording any interest in patent ownership resulting from transfer of ownership thereto or to any assignee or any other Agreement, and for the costs associated therewith. However, any Party, shall use reasonable endeavours to notify all other named proprietors of the the Patent Applications and Patents and seek to co-ordinate any recordal of interest in order to minimise costs.

ARTICLE 1

Scope and Effective Date

1. This Agreement shall cover all property rights and intellectual property rights ("lP-Rights") listed in SCHEDULES A, B, and C to this Agreement or expressly provided under this Agreement.

2. The term "property rights" shall cover those rights, which refer to or derive from property as defined by sections 903, 90 of the German Civil Code as listed separately in SCHEDULE C to this Agreement.

3. The term "intellectual property rights" shall cover those rights, which refer to or derive from intellectual property, such as but not limited to licenses, trademarks, rights to use etc. as listed separately in SCHEDULE B to this Agreement.

4. The term "jointly developed intellectual property rights" shall cover those rights, which have come into existence in the course of the development of the Application Software and the Stick as defined in the contracts listed in Schedule 2 to the Liquidation Agreement and shall include, butshall not be limited to, the Patent Applications and Patents, trademarks, know-how, trade secrets, licences etc.

5. The Agreement shall become effective upon signature by all parties ("the Effective Date").

ARTICLE 2

Transfer of Patent Applications and Patents

The patent applications and (after registration) the patents listed below (and listed with formal titles in SCHEDULE A to this Agreement) shall be transferred pursuant to the following stipulations:

1. Joint Patent Applications and Patents

Biozoom, Op and MBR jointly filed the German patent application number 10 2006 003 499.6 (biozoom reference number PDEMB-04) regarding a procedure and an evaluation system for the generation of indicative results concerning the physiological condition of a person, in particular the endurance capacity.

Biozoom, Op and MBR also jointly filed the German patent application number 102005063263.7 (biozoom reference number PDEMB-05) regarding a procedure and system for the generation of an indicative result concerning the presence of a substance contained in a sample on the basis of a spectroscopic measurement.

Biozoom, Op and MBR also jointly filed the German patent application number 102006011 063.3 (biozoom reference number PDEMB 06) regarding a system and procedure for handling the transfer of data in connection with the evaluation of results from spectroscopic measurements.

Biozoom, Op and MBR also jointly filed the International Patent Application number W02007085435 claiming priority from PDEMB 06 and PDEMB-04, from which European Patent Application No EP07703002 was recorded in August 2008.

Biozoom, Op and MBR also jointly filed the International Patent Application number W02007077208 claiming priority from POEMB 05 from which national phase entry for European Patent Application No. 07702562.5 is being pursued.

The aforementioned patent applications and (after registration) patents of biozoom are referred to as "the Patent Applications and Patents" respectively.

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2. Assignment and Transfer

a) The Parties agree that biozoom' s share in the Patent Applications and Patents as well as in all ancillary rights shall be transferred to Vodafone Ventures and OpS applying the following ratio:

Vodafone Ventures:  65%

OpS:                         35%

b) Biozoom hereby assigns and transfers its share in the joint rights in and in all other rights deriving from the Patent Applications and Patents to Vodafone Ventures and OpS. Vodafone Ventures and OpS accept this assignment and transfer. All Parties to this Agreement declare their consent to this assignment and transfer of the Patent Applications and Patents.

c) The Parties agree with the registration of Vodafone Ventures as new joint owner of the Patent Applications and Patents with the register of the German Patent and Trademarks Office ("Deutsches Patent- und Markenamt", "DPMA") and the European Patent Office, and the Parties shall be obliged to take all steps required for the transfer and the registration of the transfer of the Patent Applications and Patents.

d) The provisions of this Article 2 Sections 2 a) - c) (particularly the consent of biozoom and Vodafone Ventures) also apply to the transfer and registration of OpS instead of Op regarding all the Patent Applications and Patents and of OpS instead of MBR regarding the German patent application number 10 2005 063 263.7 (biozoom reference number PDEMB-05) and German patent application number 10 2006 011 063.3 (biozoom reference number PDEMB-06). The Parties shall use reasonable endeavours to seek all of the aforementioned transfers and re-registrations to take place simultaneously.

e) Op, MBR and biozoom (and any other registered or future owner of the Patent Applications and Patents) undertake to hand over (notarised, where required) written approvals of the registration ("Umschreibungsbewilligungen") required for the transfer and the registration of the transfer of the Patent Applications and Patents as well as the original patent deeds of the Patent Applications and Patents to Vodafone Ventures and OpS respectively within four weeks after the Effective Date, .

3. Costs

a) Vodafone Ventures and OpS shall bear all costs and expenses, in the ratio agreed under Article 2 Section 2 (a) concerning biozoom's share in the Patent Applications and Patents. to be incurred in the course of the filing, transfer, assignment, prosecution and registration of the Patent Applications and Patents.

b) In the event that the Patent Applications and Patents are transferred by either party at a point of time beyond the four weeks of the Effective Date, the transferring party shall bear all costs which incur in the course of such transfer.

ARTICLE 3

Transfer of other IP Rights

In the course of its business and based on the contracts listed in Schedule 2 to the Liquidation Agreement, biozoom has obtained other IP rights than the aforementioned Patent Applications and Patents. The Parties agree that biozoom shall (have) obtain( ed) those IP rights which are listed in SCHEDULE B to this Agreement (the "Other IP Rights"). They include particularly rights of usage and licenses. All Other IP Rights of biozoom are to be transferred pursuant to the following stipulations:

1. Assignment / Transfer

a) The Parties agree that the Other IP Rights shall be assigned and transferred to both Vodafone Ventures and OpS.

b) Biozoom hereby assigns and transfers to Vodafone Ventures and OpS the Other IP Rights so that Vodafone Ventures and OpS obtain full and unrestricted ownership and right to use - to the extent biozoom owns such right. Vodafone Ventures and OpS respectively accept such assignment and transfer.

c) All Parties to this Agreement declare their consent to the assignments and transfers set forth in this Article 3, Section 1 (b) of this Agreement.

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ARTICLE 4

Jointly developed IP rights

1. With regard to jointly developed intellectual property rights ("New IP Rights") as defined in Article 1 Section 4 of this Agreement the Parties agree that OpS and Vodafone Ventures shall become joint owners of biozoom's share in the ownership of the New IP Rights in the following ratio:

Vodafone Ventures:  65%

OpS:                         35%

2. The Parties agree that the following rules shall apply to and among OpS, Vodafone Ventures and MBR - as far as MBR is still a co-owner of the patent German patent application number 10 2006 003 499.6 (biozoom reference number PDEMB-04) listed under SCHEDULE A Section 1 to this Agreement (hereinafter the New IP Right Holders) with respect to New IP Rights, including management and exploitation rights and obligations:

a) Vodafone Ventures and OpS shall be entitled to make use of the New IP Rights, including the commercialization of the subject matter of the patents, for the central application of services for their own business-operation in their own responsibility and liability on a royalty-free basis.

b) The same shall apply for the de-central application of services if, and only when, such application is in conjunction with connected devices. This is the case when the spectral measurements of the scanner are analyzed locally (de-central) on an electrical device which is connected with the scanner AND a telecommunications network (mobile or fixed network). Notwithstanding the foregoing usage rights limitation, the New IP Rights Holders agree that OpS retains the right and shall be entitled to make use of the New IP Rights for any other de-central application of services.

c) None of the New IP Right Holders shall be held liable for the infringement of any third party's rights resulting from another New IP Right Holder's commercialization of New IP Rights; an infringing New IP Right Holder shall be obliged to indemnify all other non-infringing New IP Right Holders for all damages, losses, claims, reasonable expenses and reasonable costs incurred as a result of the infringement of any third party right by the infringing New IP Right Holder.

d) Vodafone Ventures and OpS are free to grant simple sub-licences regarding the New IP Rights provided they are subject to the foregoing usage right limitations in Articles 4 (2)(a) and (b) for an appropriate royalty customary in the particular market. The New IP Right Holder who wants to grant sub-licenses shall inform the other New IP Right Holders about the sub-licensee and the terms as well as the reason of the granting of the sub-licence in writing. Royalties from sub-licences shall be shared by the New IP Right Holders on a pro-rata basis applying the ownership ratio specified in Schedule A. The sub-licensing New IP Right Holder shall be obliged to agree on an appropriate royalty as consideration for the sub-licence and in any case shall be held liable and pay a compensation to the other New IP Right Holders ifhe does not comply with this obligation.

e) Costs occurring in connection with the New IP Rights, including but not limited to costs for the up-keeping of the New IP Rights costs of the defence of the New IP Rights etc. shall be borne by and shared between the New IP Right Holders on a pro-rata basis applying the ownership ratio specified in Schedule A. The cost obligations provided herein are transferable with any assignment of a share in the Ne,,\' IP rights. Notwithstanding the fore going the Parties agree, that concerning inventors' remunerations, costs shall be shared between the New IP Right Holders according to their respective commercial benefit from a New IP Right.

f) The New IP Right Holders will inform each other in writing about any infringement of New IP Rights by third parties. They will jointly decide whether or not they want to take defensive action (including the filing of a lawsuit) against a New IP Right Infringer. The cost for the enforcement of the New IP Rights shall be borne by and shared among the New IP Right Holders on a pro-rata basis applying the ownership ratio specified in Schedule A. The cost obligations provided herein are transferable with any assignment of a share in the New IP rights. If there is no agreement between the New IP Right Holders about taking measures against a New IP Right Infringer, each New IP Right Holder may file a lawsuit against a New IP Right Infringer individually or together with another New IP Right Holder at his/their own expense. In that case that New IP Right Holder(s) will receive the full amount of damages paid by a New IP Right Infringer.

g) The New IP Right Holders shall jointly decide on filings of patents applications in foreign countries or the filing of any divisional patent application derived therefrom. In case one or more New IP Right Holders is/are not interested in such a filing, the interested New IP Right Holder(s) shall be free to conduct such filing in its/their own name(s) and at its/their own expense and shall notify the other New IP Right Holder(s) of such filing. The costs of such filings (and subsequent associated costs) shall be borne by and shared between the filing New IP Right Holders on a pro-rata-basis applying the ownership ratio specified in Schedule A. The cost obligations provided herein are transferable with any assignment of a share in the New IP rights. A non-filing Party shall not participate in costs/expenses and royalty-fees, compensation etc., arising from or out of the respective patent application or the assigned patent respectively.

h) A New IP Right Holder who is not interested in the further up-keeping of a New lP-Right shall be entitled to inform the other New IP Right Holders so in writing and thereafter shall be obliged to transfer his rights to the other New IP Right Holders (on a pro-ratabasis applying the ownership ratio specified in Schedule A). Once the other New IP Right Holders have received written information pursuant to the aforementioned sentence, the abandoning New IP Right Holder shall no longer have to bear any future costs and shall no longer be entitled to any future profits concerning the respective New IP Right.

i) The New IP Right Holders shall jointly agree on the prosecution and any amendment of the Patent Applications and Patents (including any additional filing where there is joint ownership provided for under this Article 4) necessary to progress any application or maintain any granted patent. In particular, each New IP Right Holder shall be kept fully advised of any development in the prosecution of such applications and afforded an opportunity to comment prior to any amendment. In the event that agreement on the continued prosecution or amendment of any Patent Applications or Patents cannot be reached, the New IP Right Holders agree, in order to avoid any loss of rights by failing to address the need for any amendment of the Patent Applications or Patents, that the matter may be referred to an independent arbitrator to detennine an appropriate manner in which to progress any amendment, and that the IP Right Holders will abide by the decision of such arbitrator. Such arbitrator will be skilled in patent law and, where applicable in any territory, will primarily be a State recognised or appointed patent arbitrator. In the event that agreement cannot be reached in a territory where there is no State recognised or appointed patent arbitrator, the New IP Right Holders agree that an appropriate independent arbitrator may be nominated by the president or chainnan of the body representing the professional patent attorney's in that territory. For any International Patent Application under the Patent Cooperation Treaty or any European Patent Applications an arbitrator may be nominated by the president or chainnan of the body representing the professional patent attorneys of Gennany.

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ARTICLES

Transfer of development results

In the course of its business and based on the contracts listed in Schedule 2 to the Liquidation Agreement, biozoom has obtained property in various development results ("Entwicklungsergebnisse") in particular those which are listed in SCHEDULE C to this Agreement. The property in the development results and all ancillary rights (referred to as "Property and Property Rights") are to be transferred pursuant to the following stipulations:

1. Transfer and Assignment

a) The Parties agree that the Property and Property Rights shall be assigned and transferred to Vodafone Ventures and to OpS.

b) Biozoom hereby assigns and transfers to Vodafone Ventures and OpS the Property and Property Rights so that both Vodafone Ventures and OpS obtain full and unrestricted ownership. Vodafone Ventures and OpS accept such assignment and transfer.

c) If physical property has to be handed over to Vodafone Ventures and OpS in order to effectuate the transfer of property, such handing over has taken place on or before the Effective Date.

d) All Parties to this Agreement declare their consent to the assignments and transfers set forth in this Article 5, Section 1 (b) and (c) of this Agreement.

2. The Parties agree that - to the extent biozoom owns such right - Vodafone Ventures and OpS shall have a non-exclusive, unrestricted, irrevocable and royalty-tree right to use all of the development results, which OpS has handed over to biozoom and which are listed in SCHEDULE C to this Agreement. The Parties confirm that when using the development results they will comply with existing confidentiality and usage agreements concerning the sub-development of Carl Zeiss as mentioned in the Development Agreement between OPS and Carl Zeiss.

3. OpS declares that it has disclosed and handed over to biozoom all development results in their original form, which OpS obtained in the course of the developments ordered by biozoom and which OpS - at the Effective Date of this Agreement - has had in its possession. OpS furthermore declares that SCHEDULE C of this Agreement correctly displays all of these development results.

4. As to the development results listed in SCHEDULE C to this Agreement, OpS agrees to waive any confidentiality clauses contained in contracts relevant for the development (particularly in the Development and License Contract between biozoom and OpS) unless such a waiver would cause OpS to be in material breach of any contractual arrangement existing at the date of this Agreement. MBR hereby agrees to waive any confidentiality obligation previously entered into with OpS in order to allow OpS to provide the foregoing waiver in this Article 5(4) in respect of the development results listed in Schedule C.

5. OpS shall use its reasonable endeavours to procure that Vodafone Ventures shall be granted, on equal terms as OpS, access to or usage of confidential information belonging to a third party regarding the development results according Schedule C which, at the date of this Agreement, Vodafone Ventures is not permitted to receive or use due to restrictions contained in or arising from contractual arrangements between OpS and such third party.

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ARTICLE 6

Declarations

1. OpS, MBR and biozoom declare that - to the best of their knowledge at the Effective Date - there are no deficiencies in title ("Rechtsmangel") with regard to the Patent Applications and Patents or the Property and IP Rights, in particular that biozoom is the unrestricted holder of the joint right in the Patent Applications and Patents. They also declare that - to the best of their knowledge at the Effective Date - there are no defects ("Sachmangel") with regard to the Property and IP Rights.

2. In addition, OpS, MBR and biozoom declare that, to the best of their knowledge at the time of the Effective Date, there are no third party rights or claims with respect to the Patent Applications and Patents or the Property and IP Rights with the exception of inventors remuneration rights and of the sub-developer Carl Zeiss as listed in SCHEDULE D to this Agreement nor any OpS or MBR patents or patent applications which may interfere with Vodafone Ventures ability to work the New IP Rights.

3. Biozoom declares that from the joint development project with OpS there are no patents or patent applications other than those listed in SCHEDULE A and B to this Agreement.

4. OpS declares that from the joint development project with biozoom besides the new IP rights resulting from the development agreement between OPS and Carl Zeiss (Annex 1 to this Agreement, Section 12) there are no patents or patent applications other than those listed in SCHEDULE A to this Agreement.

ARTICLE 7

Termination of contracts

1. In compliance with the provisions set forth in Article 5 of the Liquidation Agreement, the Parties hereby terminate ("aufheben") the following contracts:

• The Joint Venture Agreement between OpS and Vodafone Ventures (including the Milestone Plan between OpS and biozoom - "Meilensteinplan")

• The Development and License Contract between OpS and biozoom

• the Development and License Contract between OpS, MBR and biozoom

• The contract between OpS and biozoom regarding Plan B ("Beauftragung weiterer Entwicklungspartner of July 11,2006; Beauftragung Feasibility Study of July 28,2006")

• The Framework Supply Agreement ("Rahmenliefervertrag") between Ops and biozoom regarding the Stick

2. The termination ("Aufhebung") shall become effective as of Effective Date as defined in the IPR Agreement of the same date. V odafone Ventures, OpS and biozoom agree that there shall be no surviving obligations (accrued or otherwise) from the contracts listed under Article 7 Section 1 of this Agreement - including but not limited to any competition clause - except for confidentiality obligations of the Parties. OpS agrees to waive any rights under confidentiality clauses contained in the Development and Licence Contract between biozoom and OpS, and except to the extent that such a waiver would cause OpS to be in material breach of any contractual arrangement existing at the date of this Agreement.

Subject to the provisions in Article 10 of the Liquidation Agreement, the parties agree that Vodafone Ventures and OpS may continue the development of the Scanner/Algorithm independently in the future, i.e. that any competition clause formerly agreed between Vodafone Ventures, biozoom OpS or MBR shall be null and void.

The Parties agree that nothing in this Agreement shall oblige MBR to transfer the analytical algorithm related to the Scanner! Algorithm to any of the Parties.

4. All Parties agree not to bring any claims or legal action against each other regarding biozoom and/or the mobile healthcare development project which claims originate from circumstances prior to the conclusion of this Agreement or in respect of their shares or shareholders' rights in the Company after the signing of this IPR-Agreement by the Parties. The Parties also agree to procure that their successors, assignees and subsidiaries shall not do so either.

ARTICLE 8

Miscellaneous

1. The Parties agree that for the assignment or transfer to a third party of any Property or Property Right IP Right, be it a Patent Application or Patent, a New IP Right or Other IP Right under this Agreement, no consent of any other Party shall be required unless the consent of a third party, e.g. Carl Zeiss AG, which may be required under a contractual agreement with such third party, is required. Prior to an agreement on assignment or transfer of any IP Right becoming effective, however, an assignee must unilaterally agree in writing to be bound by the terms of this Agreement visa-a-vis all Parties. In case a patent owner/applicant assigns its ownership in a Patent Application or Patent to any third party, the assigning patent owner/applicant shall confirm the assignment in writing to the other joint owners of the Patents Applications and Patents, and the other joint owners/applicants agree to carry out any actions reasonably required to register such assignment.

Until registration of the new patent owner the assigning patent owner/applicant shall carry out the rights resulting from and shall be held liable for the obligations in connection with the Patent or Patent Application.

2. The Parties agree that they have no knowledge of any encumbrance to their permitting assignment or transfer of the Patent Applications or Patents.

3. This Agreement constitutes the entire understanding between the parties with respect to the rights listed in SCHEDULES A, B, C, and D to this Agreement; there are no oral or written supplementary agreements. This Agreement shall not be amended or modified except by written instrument duly executed by the Parties hereto. With the exception of the Liquidation Agreement, any and all previous agreements and understanding between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

If any provision of this Agreement is for any reason held by a competent court to be invalid or unenforceable, this shall not affect the remainder of this Agreement. In such case, the Parties agree to replace the invalid or unenforceable provision by such a provision, which - to the extent legally possible - comes closest to the economic tenor of such provision. The same shall apply if it becomes apparent that this Agreement contains a gap.

4. This Agreement shall be governed by the laws of the Federal Republic of Germany.

5. The local courts in Dusseldorf, Germany shall be competent to judge any disputes arising from or out of this Agreement.

In witness whereof, the parties have accepted and duly executed this Agreement on the date signed below.

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SCHEDULE A: Patent Applications and Patents

1. German patent application number 10 2006 003 499.6 (biozoom reference number PDEMB-04): Procedure and evaluation system for the generation of indicative results concerning the physiological condition of a person, in particular the endurance capacity.

("Verfahren und Auswertungssystem zur Generierung eines hinsichtlich des physiologischen Zustands, insbesondere Ausdauerzustandes einer Person indikativen Auswertungsergebnisses")

Patent applications filed jointly in the name of: biozoom, Op and MBR. Ownership ratio after the Effective Date:

Op                                  33.33%

MBR                               33.33%

OpS                                11.67%

Vodafone Ventures          21.67%

2. German patent application number 10 2005 063 263.7 (biozoom reference number PDEMB-05): Procedure and system for the generation of an indicative result concerning the presence of a substance contained in a sample on the basis of a spectroscopic measurement.

("Verfahren und System zur Generierung eines hinsichtlich der Pdisenz eines Stoffes innerhalb einer Probe indikativen Messergebnisses auf Grundlage einer spektroskopischen Messung") Patent applications filed jointly in the name of: biozoom, Op and MBR

Ownership ratio after the Effective Date:

Op                               50.00%

OpS                             17.50%

Vodafone Ventures      32.50%

3. German patent application number 10 2006 011 063.3 (biozoom reference number PDEMB-06): System and procedure for handling the transfer of data in connection with the evaluation of results from spectroscopic measurements.

("System und Verfahren zur Abwicklung eines Datentransfers im Zusammenhang mit der Auswertung spektroskopisch gewonnener Messsignale")

Patent applications filed jointly in the name of: biozoom, Op and MBR

Ownership ratio after the Effective Date:

Op                                 50.00%

OpS                              17.50%

Vodafone Ventures        32.50%

4. International Patent Application number W02007085435 (claiming priority from PDEMB 06 and PDEMB-04) and the subsequent European national phase entry derived therefrom, European Patent Application No EP07703002 filed in August 2008: Procedure and evaluation system for the generation of indicative results concerning the physiological condition of a person, in particular the endurance capacity

("Verfahren und Auswertungssystem zur Generierung eines hinsichtlich des physiologischen Zustands, insbesondere Ausdauerzustandes einer Person indikativen Auswertungsergebnisses")

Patent applications filed jointly in the name of: biozoom, Op and MBR

Ownership ratio after the Effective Date:

Op                                  33.33%

MBR                              33.33%

OpS                               11.67%

Vodafone Ventures        21.67%

5. International Patent Application number W02007077208 (claiming priority from PDEMB 05) and subsequent European national phase entry derived therefrom, European Patent Application No . 07702562.5. Procedure and system for the generation of an indicative result concerning the presence of a substance contained in a sample on the basis of a spectroscopic measurement.

("Verfahren und System zur Generierung eines hinsichtlich der Prasenz eines Stoffes innerhalb einer Probe indikativen Messergebnisses auf Grundlage einer spektroskopischen Messung")

Patent applications filed jointly in the name of: biozoom, Op and MBR

Ownership ratio after the Effective Date:

Op                               50.00%

OpS                            17.50%

Vodafone Ventures      32.50%

The ownership ratios of all the above patent applications in this Schedule A are transferable to any successor in title.

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SCHEDULE B: Other IP rights

1. Right to use the Basic Technology ("Basis-Technologie") as defined in the Development and License contract between OpS and biozoom, subject to the usage rights limitations set out in Articles 4 (2) (a) and (b).

2. Worldwide, unlimited in duration, non exclusive License to use Basis-Analysis-Software, subject to the usage rights limitations set out in Articles 4 (2) (a) and (b).

SCHEDULE C: Development results

Based on various legal stipulations, biozoom has obtained property in the developments ordered (Application Software, Stick and related documentation). These development results are in detail listed as follows:

1. Milestone Development Results (table of contents)

Milestone 1 - Project Kick-off

a. Joint Venture Agreement

Milestone 2 - Approval of Opto-Mechanics / Scanning System

b. Tests results regarding the feasibility of the motor

c. Energy consumption

d. Specification of electronics

e. Specification of mechanics

f. Specification of spectroscopic software

g. Specification of optical system

Milestone 3 - Concept Approval

h. Simulation of optical design

1. Components of stick - requirements

J. Demonstrator

Milestone 4 - Cost of Stick Approval

k. Cost of stick

1. Optical design

Milestone 5 - Accuracy of Measured Parameters approved and 1 st field test completed

m. Measuring accuracy of the parameters: Water, fat, oxygenation, density of capillaries

n. Implementation of Stick software

o. Software collecting spectroscopic data

p. Software for checking plausibility of transferred data

q. Implementation of the analysis software

r. Production of 5 Sticks (FuMu)

s. Field test with 20 users and measuring of defined body locations

t. SW-development plan

u. Cost of stick

2. SCANNING DEVICE Leistungsbeschreibung, Version 26 April 2006 (table of contents)

a. Overall device

b. Housing

c. Mainboard

d. Firmware

e. Spectrometer

f. LED board

g. Sensor board

h. System stabilisation

i. Test concept

3. Study results

a. Halle 1

b. Halle 1,5

c. Halle 2

d. Briihll

e. Briihl2

f. Briihl3

g. David

h. Druckvariation

1. Wiederholmessungen

j. OPS inhouse Wassermessung

k. MS 5.2. Abnahme

4. Further Development results

FMEA Documents (received after 8 November 2006 (start of liquidation ofbiozoom))

SCHEDULED

1. The rights/claims set out in the extract of the development contract between OPS and Carl Zeiss, attached hereto as Annex 1.

2. Potential rights/claims in the Patent Applications and Patents of lP-inventors pursuant to the Arbeitnehmererfindervergiitungsgesetz.

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Annex 1

Vertrag zur Entwicklung eines

Optischen Systems mit Pick Up Optik und LED Optik

zwischen

Opsolution S.S. GmbH, Goethestr. 25-27, 34119 Kassel,

- nachfolgend "OPS" genannt -

und

Carl leiss Jena GmbH, Carl-leiss-Promenade 10, 07745 Jena

- nachfolgend " CZMI" genannt -

OPS und ClMI werden nachfolgend auch "Parteien" genannt.

1.4 Anwendungsgebiet

Das vorgesehene Anwendungsgebiet ist die Reflexionsmessung an der Haul. OPS ist aber in der Verwendung des Spektrometers nicht beschrankt. Gegebenenfalls erforderliche lertifizierungen (z.B. FDA, GMP) sind von ClMI nicht geschuldet.

§ 11 Altschutzrechte

11.1 Jeder Partner bleibt Inhaber seiner Schutzrechte.

11.2 Die in der Anlage (4) aufgefUhrten Schutzrechte von ClMI sind zur Umsetzung des

Vertragsgegenstandes notwendig. FUr den leitraum der Fertigung des Vertragsgegenstandes bei ClMI wird ClMI diese Schutzrechte oh ne weitere VergUtung fUr die Fertigung der

Vertragsgegenstande fUr OPS nutzen. FUr den Fall das elMI gleich aus welchem Grund den

Vertragsgegenstand nicht mehr fUr OPS fertigt, lizenziert elMI die Schutzrechte der Anlage

(X), um OPS die Fertigung bei einem Dritten zu ermoglichen. Die LizenzgebUhr betragt 2%

fOr den Fall, dass elMI den Abbruch der Entwicklung zu vertreten hat oder nicht mehr be re it ist fUr OPS zu den vereinbarten Konditionen zu fertigen bzw.3% fOr den Fall des Abbruches der Entwicklung durch OPS oder Fertigung des Vertragsgegenstandes fOr OPS oder einen

Dritten, obwohl elMI weiterhin bereit ist fOr OPS zu den vereinbarten Konditionen zu fertigen.

Die weiteren Lizenzbedingungen sind in dem Mustervertrag in Anlage (5) niedergelegt, der mit

Beendigung der lusammenarbeit zwischen den Parteien in Kraft tritt. FOr den Weitervertrieb der von eZMI bzw. auf Grund einer oben genannten Lizenz gelieferten Vertragsgegenstande wird keine weitere LizenzgebOhr fallig.

11.3 Im Falle einer Fertigung des Vertragsgegenstandes durch elMI fOr OPS, erhalt elMI fOr die

Fertigung des Vertragsgegenstandes ein kostenloses Nutzungsrecht der Schutzrechte von

OPS.

11.4 Benotigt OPS die in der Anlage (x) aufgefOhrten Altschutzrechte von elMI fOr Anwendungen

aur..erhalb des Anwendungsgebietes von § 1.4 so bedarf dies der vorherigen schriftlichen

Zustimmung durch elMI.

§ 12 Neuschutzrechte

12.1 Erfindungen, die im Rahmen des Entwicklungsvertrages entstehen, stehen beiden

Vertragspartnern zu.

12.2 Jeder Partner ist fOr die Verpflichtungen nach dem Arbeitnehmererfindergesetz gegenOber seinen Erfindern einschlier..lich der entstehenden Kosten selbst verantwortlich. Die

Vertragspartner werden alle Diensterfindungen ihrer Mitarbeiter unbeschrankt in Anspruch nehmen. Beide Partner werden sich Ober das Vorliegen einer Erfindungsmeldung informieren.

12.3 Bei Erfindungen im Rahmen des Entwicklungsvertrages werden beide Partner Inhaber der

prioritatsbegrOndeten Schutzrechtsanmeldungen (vorzugsweise Hinterlegung im DPMA) und werden als Anmelder genannt. elMI Obernimmt als lustellungsbevollmachtigter die

FederfOhrung.

12.4 Die Vertragspartner werden sich rechtzeitig vor Ablauf der Prioritatsfristen der deutschen

Patentanmeldungen darOber verstandigen, in welchen Landern Nachanmeldungen auf den

Namen beider Vertragspartner vorgenommen werden sollen.

Wird eine Auslandsanmeldung nur von einem Vertragspartner gewOnscht, so ist dieser berechtigt, die Anmeldung auf eigenen Namen und eigene Kosten vorzunehmen. Der andere

Vertragspartner und die mit ihm verbundenen Unternehmen erhalten ein unwiderrufliches, nicht

ausschlier..liches, nicht kostenloses Nutzungsrecht, insbesondere zum Herstellen,

Herstellenlassen, Gebrauchen, Anbieten, Verkaufen und EinfOhren der Vertragsprodukte und

haben bei AusObung dieses Benutzungsrechtes einen Anteil der angefallenen externen

Schutzrechtskosten in Form einer LizenzgebOhr zu tragen.

Das Nutzungsrecht auf dem Anwendungsgebiet gemar.. § 1.4 ist fOr OPS kostenlos.

12.5 Die durch die Anmeldung, Weiterverfolgung und Aufrechterhaltung der Vertragsschutzrechte

verursachten externen Kosten (z. B. Amtsgebuhren Notarkosten und soweit erforderlich

Obersetzungskosten und Honorare in- und auslandischer Anwalte) tragen die Vertragspartner,

auch soweit sie vor Inkrafttreten dieses Vertrages angefallen sind, je zur Halfte, sofern sie

Inhaber sind.

Im Obrigen tragt jeder Vertragspartner die bei ihm angefallenen Kosten selbst.

12.6 1st ein Vertragspartner an der WeiterfOhrung einer Anmeldung oder an der Aufrechterhaltung eines erteilten/eingetragenen Vertragsschutzrechtes nicht oder nicht mehr interessiert, so hat er die Obertragung seiner Anteile dem anderen Vertragspartner anzubieten. WOnscht der andere

Vertragspartner ein derartiges Vertragsschutzrecht im eigenen Namen und auf eigene Kosten

weiterzufOhren/aufrechtzuerhalten, so hat er Anspruch auf unentgeltliche Obertragung des betreffenden Anteils an dem Vertragsschutzrecht. Verlangt der andere Vertragspartner nicht innerhalb eines Monats nach Erhalt des Angebotes eine Obertragung, wird der anbietende

Vertragspartner alieiniger Inhaber und kann frei Ober das Schutzrecht verfOgen und es auch fallen lassen.

Zum Fallenlassen von Vertragsschutzrechten, bei denen beide Vertragspartner Inhaber sind,

bedarf es des Einverstandnisses beider Vertragspartner.

Mit der Abgabe des Angebots auf Obertragung erlischt fOr den anbietenden Vertragspartner die

Pflicht, sich an zukOnftigen externen Kosten zu beteiligen. Der ausscheidende Vertragspartner und die mit ihm verbundenen Unternehmen erhalten ein unwiderrufliches, nicht ausschlieBliches,

nicht kostenloses Benutzungsrecht an dem Obertragenen Vertragsschutzrecht, insbesondere zum

Herstellen, Herstellen lassen, Gebrauchen, Anbieten, Verkaufen und EinfOhren der

Vertragsprodukte und hat bei AusObung dieses Benutzungsrechtes einen Anteil der angefallenen extern en Schutzrechtskosten in Form einer LizenzgebOhr zu tragen.

12.7 Die Vertragspartner werden sich gegenseitig unverzOglich unterrichten, wenn sie Verletzungen der Vertragsschutzrechte durch Dritte feststellen.

1st ein Vertragspartner nicht an einer Verfolgung interessiert, kann der andere Vertragspartner allein handeln, wobei die dabei anfallenden Kosten zu Lasten, die resultierenden Erlose zu

Gunsten nur dieses Vertragspartners gehen.

Sofern beide Vertragspartner eine Verfolgung wOnschen, werden sie sich darOber abstimmen,

durch wen die Verletzung verfolgt werden soli, und wie die dabei anfallenden Kosten sowie die resultierenden Erlose zu verteilen sind.

Entsprechend ist zu verfahren bei der Abwehr von Klagen Dritter, welche die Minderung oder

Vernichtung von Vertragsschutzrechten zum Gegenstand haben.

12.8 Hinsichtlich der Nutzung der Neuschutzrechte regeln die Parteien folgendes:

OPS und OPM (Optical Opsolution Mobile GmbH. Am Seestern 1. 40547 Dusseldorf)

Kbnnen diese Neuschutzrechte fur alle Zwecke frei nutzen.

elMI kann die Neuschutzrechte fUr alle lwecke aur..erhalb der Exklusivitat (§ 15) frei nutzen.

Lizenzen werden die Parteien nur nach vorheriger lustimmung des anderen Partners vergeben,

welche nicht unbillig verweigert wird.

An den Lizenzeinnahmen wird der jeweils andere Partner zu 40% beteiligt.

§ 15 Exklusivitat

15.1 elMI darf das Spektrometer M1 fOr alle erdenklichen Anwendungen nur an OPS liefern; dies gilt auch fUr den Fall, dass OPS keine Bestellungen fUr Serienprodukte auslost.

15.2 Das Know How, welches elMI wahrend der Entwicklung der Ergebnise fUr OPS generiert,

darf elMI wahrend der Laufzeit der Exklusivitat nicht dazu verwenden, um mit OPS auf dem

Anwendungsgebiet direkt oder indirekt in WeUbewerb zu treten. Ansonsten ist elMI in der

Verwendung des generierten Know How frei.

15.3 elMI wird fUr nachfolgend festgelegte leitraume fOr die Anwendung Reflexionsmessung an biologischer Haut in Kombination mit einem telekommunikationsbasierten Analyseservice weder Spektrometer entwickeln noch deren Auftragsproduktion durchfUhren:

15.3.1 FUr 2 Jahre ab von OPS mitzuteilenden regularem flachendeckenden Verkauf an

Endkunden spatestens jedoch ab 1.1.2007

15.3.2 Danach solange elMI fUr OPS das Spektrometer M1 oder ein Nachfolgemodell liefert, wobei dies ab dem Kalenderjahr 2009 nur gilt, sofern eine Jahresstuckzahl von

80.000 abgenommen wird.

15.3.3 Bei KUndigung des Liefervertrages durch elMI ohne wichtigen Grund, bei

Nichtverlangerung des Liefervertrages durch elMI trotz Verlangerungswunsches durch OPS zu unveranderten Vertragskonditionen sowie bei KUndigung des

Liefervertrages durch OPS mit wichtigem Grund verlangert sich die Exklusivitat um 2

Jahre ab Vertragsbeendigung.

§ 17 Vertraulichkeit

17.1 Die Parteien werden Geschafts- oder Betriebsgeheimnisse der jeweils anderen Partei, die ihnen anvertraut wurden oder die ihnen als solche bei Gelegenheit der lusammenarbeit wahrend des Projekts bekannt geworden sind, ausschlier..lich zur DurchfUhrung dieses

Projekts verwenden sowie wahrend der Dauer und nach Beendigung dieses Vertrages weder verwerten noch Dritten mitteilen.

17.2 Die Parteien werden alle technischen Informationen, Kenntnisse und Erfahrungen, die ihnen von der anderen Partei zuganglich gemacht werden od er die sie von der anderen Partei erhalten, lediglich im Rahmen dieses Vertrages verwenden, wahrend der Dauer und nach einer etwaigen Beendigung der Arbeiten vertraulich behandeln und Dritten nur insoweit zuganglich machen, als dies zur DurchfOhrung der Arbeiten nach diesem Vertrag erforderlich ist.

17.3 Die Parteien stellen sicher, dass die fOr sie tatigen Mitarbeiter entsprechende

Geheimhaltungs- und Vertraulichkeitsverpflichtungen unterschrieben haben und dass sie den

Mitarbeitern der anderen Partei vertrauliche Informationen nur dann bekannt geben, wenn sichergestellt ist, dass diese Mitarbeiter ebenfalls Vertraulichkeits- und

Geheimhaltungsverpflichtungen mit der sie beschaftigenden Partei eingegangen sind.

17.4 Die Weitergabe von vertraulichen Informationen an von den Parteien in das Projekt

einbezogene Dritte ist nicht oh ne vorherige schriftliche Zustimmung beider Parteien zulassig.

OPS ist berechtigt vertrauliche Informationen an die Opsolution Mobile GmbH, Am Seestern 1,

40547 DOsseldorf weiter zu geben. Die Opsolution Mobile muss die Informationen vertraulich behandeln. OPS stellt sicher, dass die Informationen auch durch Opsolution Mobile vertraulich behandelt werden.

17.5 Die Geheimhaltungsverpflichtungen nach diesem § 17 bestehen nicht, wenn und soweit die

Partei nachweist, dass die betreffende Information

a) der Weitergabe an die empfangende Partei allgemein offentlich bekannt waren, oder

b) nach Weitergabe an die empfangende Partei oh ne ihr Zutun allgemein offentlich bekannt geworden ist oder

c) die empfangende Partei bei Weitergabe bereits aufgrund einer Eigenentwicklung oder aufgrund der Mitteilung durch Dritte oh ne Vertraulichkeitsverpflichtung bekannt gewesen ist oder

d) eine unanfechtbare behordliche VerfOgung oder ein letztinstanzliches Urteil die

Offenlegung fordern, nachdem die mitteilende Partei zuvor informiert und alle

Rechtsmittel ausgeschopft wurden.

17.6 Die Parteien werden alle technischen Informationen, Kenntnisse und Erfahrungen, die sie

wahrend der Zusammenarbeit gemeinsam entwickeln oder die die eZMI entwickelt wahrend der Laufzeit dieses Vertrages nur zur DurchfOhrung des Vertrages verwenden und vertraulich behandeln. Die Pflicht zur Geheimhaltung gilt fOr den Zeitraum van 5 Jahren nach Ende dieses Vertrages fort.

17 7 OPS wird eZMI Ober geplante Zusammenarbeit mit Konkurrenzunternehrr1en auf dem Gebiet

des § 1 4 in del' Anbahnungsphase informieren.